Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 2, 2012

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces First-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $122.8 million for first quarter 2012 compared to $116.7 million for first quarter 2011, and net income was $93.5 million for first quarter 2012 compared to $90.1 million for first quarter 2011.
Diluted net income per limited partner unit was 83 cents in first quarter 2012 versus 80 cents in the corresponding 2011 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 94 cents for first quarter 2012 was less than the 98-cent guidance provided by management in early Feb. due to higher than expected non-cash asset retirements.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to $125.7 million for first quarter 2012 compared to $117.7 million during first quarter 2011.
“Magellan's first quarter results increased compared to the 2011 period driven by higher results from our growing crude oil pipeline and storage infrastructure, offsetting reduced demand for gasoline so far in 2012,” said Michael Mears, chief executive officer. “We are excited about our current growth opportunities, most notably our recently-expanded project to reverse and convert our Crane-to-Houston pipeline to crude oil service, which will create a foundation for Magellan's growth for years to come.”
An analysis by segment comparing first quarter 2012 to first quarter 2011 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Petroleum pipeline system. Pipeline operating margin was $125.4 million, a decline of $1 million as higher expenses more than offset improved revenues. Transportation and terminals revenues increased between periods primarily due to the partnership's higher average tariff and 2% higher shipments. Higher crude oil volumes more than offset lower gasoline demand in first quarter 2012. Revenues also benefited from higher demand for storage and capacity leases. Operating expenses increased between periods primarily due to higher asset integrity costs, property taxes and asset retirements resulting from recently replaced assets.
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Exhibit 99.1

Page 2/4 Magellan Midstream Announces First-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

Product margin (defined as product sales revenues less product purchases) increased $2.9 million between periods, including a $7.8 million unfavorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which excludes MTM timing differences and reflects only transactions that settled during the quarter, increased between periods primarily due to higher petroleum products blending profits as a result of selling more product at higher prices.
Petroleum terminals. Terminals operating margin was $48 million, an increase of $8.1 million and a quarterly record for this segment. The current period primarily benefited from recently-constructed crude oil storage in Cushing, Oklahoma and new refined products tanks and higher rates at the partnership's marine terminals. Operating expenses decreased due to an insurance reimbursement received in first quarter 2012 for maintenance work necessary following historical hurricane-related damage. Product margin declined due to the sale of less product overages in the current period.
Ammonia pipeline system. Ammonia operating margin was $3.9 million, an increase of $0.2 million. Revenues declined due to lower shipments during the 2012 period, and expenses decreased due to reduced environmental accruals.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, while G&A costs declined due to lower equity-based incentive compensation expense. Net interest expense increased in the current quarter as a result of additional borrowings over the last year to fund capital spending. As of March 31, 2012, the partnership had $2.1 billion of debt outstanding and more than $150 million of cash on hand.

Expansion capital spending expectations
Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership plans to spend approximately $500 million during 2012 with an additional $180 million of spending in 2013 to complete these projects. The latest spending estimates include $375 million for the Crane-to-Houston crude oil pipeline project, which the partnership recently announced it was expanding to 225,000 barrels per day following a successful binding open season.
The partnership also continues to evaluate more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

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Exhibit 99.1

Page 3/4 Magellan Midstream Announces First-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

Financial guidance for 2012
Management is raising its 2012 DCF guidance by $10 million to approximately $490 million and remains committed to its stated goal of 9% distribution growth for the year. Net income per limited partner unit is estimated to be $3.75 for 2012, with second-quarter guidance of 83 cents. Guidance assumes no future NYMEX MTM adjustments on the partnership's commodity-related activities.

Earnings call details
An analyst call with management regarding first-quarter results and outlook for the remainder of 2012 is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0487 and provide code 2268478. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on
May 8. To access the replay, dial (888) 203-1112 and provide code 2268478. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

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Exhibit 99.1

Page 4/4 Magellan Midstream Announces First-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and overall demand for refined petroleum products, crude oil and natural gas liquids; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2012
Transportation and terminals revenues	$205,408	$217,554
Product sales revenues	237,296	275,730
Affiliate management fee revenue	193	199
Total revenues	442,897	493,483
Costs and expenses:
Operating	62,361	68,452
Product purchases	211,230	248,612
Depreciation and amortization	29,363	31,510
General and administrative	24,590	23,744
Total costs and expenses	327,544	372,318
Equity earnings	1,367	1,648
Operating profit	116,720	122,813
Interest expense	26,486	29,123
Interest income	(10)	(35)
Interest capitalized	(671)	(864)
Debt placement fee amortization expense	385	519
Income before provision for income taxes	90,530	94,070
Provision for income taxes	465	546
Net income	$90,065	$93,524

Allocation of net income (loss):
Non-controlling owners' interest	$(63)	$—
Limited partners' interest	90,128	93,524
Net income	$90,065	$93,524

Basic and diluted net income per limited partner unit	$0.80	$0.83

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	112,762	113,091

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2011	2012
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.043	$1.056

Volume shipped (million barrels):
Refined products:
Gasoline	52.4	45.9
Distillates	29.6	29.8
Aviation fuel	5.1	5.6
Liquefied petroleum gases	0.9	1.0
Crude oil	7.0	14.9
Total volume shipped	95.0	97.2

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	30.0	34.8
Inland terminal throughput (million barrels)	27.6	28.1

Ammonia pipeline system:
Volume shipped (thousand tons)	221	189

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2011	2012
Petroleum pipeline system:
Transportation and terminals revenues	$144,062	$148,730
Less: Operating expenses	37,710	46,554
Transportation and terminals margin	106,352	102,176

Product sales revenues	226,988	266,257
Less: Product purchases	208,473	244,881
Product margin	18,515	21,376
Add: Affiliate management fee revenue	193	199
Equity earnings	1,367	1,669
Operating margin	$126,427	$125,420

Petroleum terminals:
Transportation and terminals revenues	$55,221	$63,180
Less: Operating expenses	21,996	20,182
Transportation and terminals margin	33,225	42,998

Product sales revenues	10,418	9,765
Less: Product purchases	3,774	4,728
Product margin	6,644	5,037
Equity earnings	—	(21)
Operating margin	$39,869	$48,014

Ammonia pipeline system:
Transportation and terminals revenues	$7,032	$6,349
Less: Operating expenses	3,331	2,450
Operating margin	$3,701	$3,899

Segment operating margin	$169,997	$177,333
Add: Allocated corporate depreciation costs	676	734
Total operating margin	170,673	178,067
Less:
Depreciation and amortization expense	29,363	31,510
General and administrative expense	24,590	23,744
Total operating profit	$116,720	$122,813

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2012
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$93,524	$0.83
Add: Unrealized derivative losses associated with future physical product transactions	13,162	0.11
Excluding commodity-related adjustments	$106,686	$0.94

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	113,091

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2012
	2011	2012	Guidance

Net income	$90,065	$93,524	$425,000
Interest expense, net	25,805	28,224	110,000
Depreciation and amortization (1)	29,748	32,029	130,000
Equity-based incentive compensation (2)	(3,660)	(10,156)	2,000
Asset retirements and impairments	1,830	5,407	9,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	23,971	13,162
Derivative (losses)/gains recognized in previous periods associated with product sales completed in the period (4)	(9,606)	3,163
Lower of cost or market adjustments	—	(1,017)
Houston-to-El Paso cost of sales adjustments(5)	(5,844)	1,039
Total commodity-related adjustments	8,521	16,347	(6,000)
Other	(138)	520	—
Adjusted EBITDA	152,171	165,895	670,000

Interest expense, net	(25,805)	(28,224)	(110,000)
Maintenance capital	(8,650)	(11,958)	(70,000)
Distributable cash flow	$117,716	$125,713	$490,000

Distributable cash flow per limited partner unit	$1.04	$1.11	$4.33

Weighted average number of limited partner units paid distributions	112,737	113,100	113,100

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2011 and 2012 was $3.7 million and $2.8 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2011 and 2012 of $7.4 million and $13.0 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.